Fasken Martineau DuMoulin LLP
Barristers and Solicitors
Patent and Trade-mark Agents

66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower
Box 20, Toronto-Dominion Centre
Toronto, Ontario, Canada M5K 1N6

416 366 8381 Telephone
416 364 7813 Facsimile

www.fasken.com

FASKEN MARTINEAU

July 15, 2009
File No.: 237461.00001

International Royalty Corporation
10 Inverness Drive East, Suite 104
Englewood, Colorado 80112

Dear Sirs/Mesdames:

Re: International Royalty Corporation

We have acted as Canadian corporate counsel to International Royalty Corporation, a company existing under the laws of Canada (the "Company"), in connection with the registration by the Company pursuant to a registration statement (the "Registration Statement") on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 9,469,535 common shares of the Company, no par value (the "Common Shares"), issuable pursuant to awards granted under the Company's Stock Option Plan Amended and Restated May 21, 2008 (the "Plan").

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

We have examined the Registration Statement, and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions with respect to the laws of the province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of

any jurisdiction other than the laws of the province of Ontario and the federal laws of Canada applicable therein. With respect to 211,500 of the Common Shares we have assumed that the Company will complete the over-allotment option in full as contemplated by the Company's current Canadian prospectus offering.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be issued as fully paid and non-assessable common shares of the Company.

Partners and associates as a group of Fasken Martineau DuMoulin LLP own less than 1% of the outstanding common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

Fasken Martineau DuMoulin LLP

cc International Royalty Corporation
Attention: Ray Jenner

cc Dorsey & Whitney LLP
Attention: Kenneth G. Sam